                                                                     Exhibit (g)

                           MTL INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF DECEMBER 31, 1997 AND 1996,
                      TOGETHER WITH REPORT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of MTL Inc.:

We have audited the accompanying consolidated balance sheets of MTL Inc. (a Florida corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MTL Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Tampa, Florida,
      February 27, 1998                         /s/ ARTHUR ANDERSEN LLP

                           MTL INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                         December 31,
                                                                           ---------------------------------
                                    ASSETS                                     1996                 1997
                                                                           ------------       --------------
CURRENT ASSETS:
      Cash and cash equivalents                                                 694,851       $    1,377,228
      Accounts receivable, net                                               32,495,711           38,171,957
      Current maturities of other receivables                                 1,061,941            1,163,357
      Notes receivable                                                          500,646              547,213
      Inventories                                                               877,682              957,824
      Prepaid expenses                                                        3,399,914            2,822,343
      Prepaid tires                                                           3,888,284            4,323,783
      Deferred tax assets                                                     2,748,163            2,685,597
      Other                                                                     121,057              126,560
                                                                           ------------       --------------
                          Total current assets                               45,788,249           52,175,862
                                                                           ------------       --------------
PROPERTY AND EQUIPMENT:
      Land and improvements                                                   4,734,133            4,808,938
      Buildings and improvements                                             12,284,784           12,457,662
      Revenue equipment                                                     152,883,747          182,407,304
      Terminal equipment                                                      5,992,691            5,874,647
      Furniture and fixtures                                                  3,609,241            4,607,966
      Other equipment                                                         1,697,725            1,373,406
                                                                           ------------       --------------
                                                                            181,202,321          211,529,923
      Less- Accumulated depreciation and amortization                       (60,299,204)         (75,019,546)
                                                                           ------------       --------------
                          Property and equipment, net                       120,903,117          136,510,377

OTHER RECEIVABLES, less current maturities                                    3,284,918            1,986,908

GOODWILL                                                                      2,433,751            2,003,473

OTHER ASSETS                                                                  1,194,235            1,359,761
                                                                           ------------       --------------
                                                                           $173,604,270         $194,036,381
                                                                           ============       ==============

                           MTL INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
                                  (continued)

                                                                                                    December 31
                                                                                         -------------------------------
                            LIABILITIES AND STOCKHOLDERS' EQUITY                             1996                1997
                                                                                         -----------       -------------
CURRENT LIABILITIES:
    Accounts payable and accrued expenses                                               $ 10,656,972       $  15,201,239
    Affiliates and independent owner-operators payable                                     4,547,431           6,431,565
    Current maturities of long-term debt                                                   1,611,249           1,805,775
    Current maturities of obligations under capital leases                                 2,612,793             501,086
    Accrued loss and damage claims                                                         3,798,808           4,906,049
    Income taxes payable                                                                     151,958             798,292
                                                                                         -----------       -------------
                          Total current liabilities                                       23,379,211          29,644,006

LONG-TERM DEBT, less current maturities                                                   51,700,591          52,433,465

OBLIGATIONS UNDER CAPITAL LEASES, less current maturities                                  1,404,489             357,732

ACCRUED LOSS AND DAMAGE CLAIMS                                                             4,528,354           5,064,843

DEFERRED INCOME TAXES                                                                     23,678,302          27,004,040
                                                                                         -----------       -------------
                          Total liabilities                                              104,690,947         114,504,086
COMMITMENTS AND CONTINGENCIES (Notes 5 and 6)                                            -----------       -------------

STOCKHOLDERS' EQUITY:
      Preferred stock, $.01 par value; 5,000,000 shares authorized,
           no shares issued or outstanding                                                      -                   -
      Common stock, $.01 par value; 15,000,000 shares authorized, 4,523,739 and
           4,549,824 shares issued and outstanding in 1996 and 1997,
           respectively                                                                       45,237              45,498
      Additional paid-in capital                                                          30,139,529          30,459,139
      Retained earnings                                                                   38,757,270          49,240,633
      Cumulative translation adjustment                                                      (28,713)           (212,975)
                                                                                         -----------       -------------
                          Total stockholders' equity                                      68,913,323          79,532,295
                                                                                         -----------       -------------
                                                                                        $173,604,270        $194,036,381
                                                                                        ============       =============

The accompanying notes are an integral part of these consolidated balance sheets.

                           MTL INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME


                                                                              For the Years Ended December 31,
                                                                   -----------------------------------------------
                                                                        1995          1996               1997
                                                                   -------------  -------------      -------------
OPERATING REVENUES:
      Transportation                                                $173,059,635   $217,811,945       $266,369,170
      Other                                                           16,994,611     17,787,254         19,677,955
                                                                   -------------  -------------      -------------
                          Total operating revenues                   190,054,246    235,599,199        286,047,125
                                                                   -------------  -------------      -------------
OPERATING EXPENSES:
      Purchased transportation                                       120,011,387    145,895,456        178,116,479
      Compensation                                                    20,099,486     26,200,723         31,566,260
      Fuel, supplies and maintenance                                  12,171,649     17,956,982         20,391,935
      Depreciation and amortization                                   10,155,676     13,892,344         17,335,121
      Selling and administrative                                       5,203,918      6,014,696          7,421,177
      Insurance and claims                                             3,280,962      4,365,953          6,455,248
      Taxes and licenses                                               1,629,642      1,655,274          1,899,734
      Communication and utilities                                      1,149,114      1,378,103          1,805,324
      (Gain) loss on sale of property and equipment                     (149,507)        19,703            (37,047)
                                                                   -------------  -------------      -------------
                          Total operating expenses                   173,552,327    217,379,234        264,954,231
                                                                   -------------  -------------      -------------
                          Net operating income                        16,501,919     18,219,965         21,092,894

INTEREST EXPENSE, net                                                 (3,467,594)    (3,494,476)        (3,174,826)

OTHER INCOME (EXPENSE)                                                   175,463        214,820            (38,482)
                                                                   -------------  -------------      -------------
             Income before provision for income taxes                 13,209,788     14,940,309         17,879,586

PROVISION FOR INCOME TAXES                                            (5,408,130)    (6,103,602)        (7,396,223)
                                                                   -------------  -------------      -------------

NET INCOME                                                           $ 7,801,658    $ 8,836,707      $  10,483,363
                                                                   =============  =============      =============
PER SHARE DATA:
      Net income - basic                                              $ 1.73        $ 1.95              $ 2.31
      Net income - diluted                                            $ 1.72        $ 1.92              $ 2.23
      Weighted average number of common shares - basic                4,516,153      4,520,917          4,536,097
      Weighted average number of common and common equivalent
                shares - diluted                                      4,542,709      4,600,267          4,711,301

 The accompanying notes are an integral part of these consolidated statements.

                           MTL INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           Common       Common      Additional                       Cumulative         Total
                                            Stock       Stock        Paid-in          Retained       Translation    Stockholders'
                                          (Shares)     (Amount)      Capital          Earnings       Adjustment         Equity
                                         ----------    ----------   ------------    ------------     -----------   -------------
BALANCE, December 31, 1994                4,515,733     $45,157      $30,082,520     $22,118,905     $               $52,246,582
                                                                                                           -

      Issuance of common stock                1,500          15            9,360            -              -               9,375
      Net income                               -           -                -          7,801,658           -           7,801,658
                                         ----------    ----------   ------------    ------------     -----------   -------------

BALANCE, December 31, 1995                4,517,233      45,172       30,091,880      29,920,563           -          60,057,615

      Issuance of common stock                6,506          65           47,649            -              -              47,714
      Net income                               -           -                -          8,836,707           -           8,836,707
      Translation adjustment                   -           -                -               -           (28,713)         (28,713)
                                         ----------    ----------   ------------    ------------     -----------   -------------

BALANCE, December 31, 1996                4,523,739      45,237       30,139,529      38,757,270        (28,713)      68,913,323

      Issuance of common stock               26,085         261          319,610            -              -             319,871
      Net income                               -           -                -         10,483,363           -          10,483,363
      Translation adjustment                   -           -                -               -          (184,262)        (184,262)
                                         ----------    ----------   ------------    ------------     -----------   -------------
BALANCE, December 31, 1997                4,549,824     $45,498      $30,459,139     $49,240,633      $(212,975)     $79,532,295
                                         ==========    ==========   ============    =============    ===========   =============

 The accompanying notes are an integral part of these consolidated statements.

                          MTL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     For the Years Ended December 31,
                                                                             -------------------------------------------------
                                                                                 1995               1996               1997
                                                                             -------------     -------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                              $  7,801,658      $  8,836,707       $10,483,363
      Adjustments to reconcile to net cash and cash
               equivalents provided by operating activities-
           Deferred income taxes                                                 2,889,448         3,322,268         3,388,304
           Depreciation and amortization                                        10,155,676        13,892,344        17,335,121
           Equity in income from investments                                      (144,534)         (138,355)          (49,386)
           (Gain) loss on sale of property and equipment                          (149,507)           19,703           (37,047)
           Changes in assets and liabilities-
                Increase in accounts and notes receivable                       (3,096,169)       (4,629,023)       (6,037,660)
                Increase in inventories                                            (61,907)         (211,249)          (92,562)
                Decrease (increase) in prepaid expenses                            985,552        (1,385,551)          550,293
                Decrease (increase) decrease in prepaid tires                       15,766          (249,851)         (376,581)
                (Increase) decrease in other assets                               (238,572)         (399,210)          310,581
                Increase in accounts payable and accrued expenses                1,005,952           313,873         4,798,875
                Increase in affiliates and independent
                      owner-operators payable                                      533,827         1,500,020         1,330,506
                (Decrease) increase in accrued loss and damage claims             (815,797)          844,803         1,643,730
                (Decrease) increase in current income taxes                       (791,148)          587,516           584,671
                             Net cash and cash equivalents provided           -------------     -------------      ------------
                                       by operating activities                  18,090,245        22,303,995        33,832,208
                                                                              -------------     -------------      ------------

                           MTL INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (continued)

                                                                                        For the Years Ended December 31,
                                                                               -------------------------------------------------
                                                                                    1995              1996              1997
                                                                               -------------     ------------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital expenditures                                                      (32,099,300)      (20,576,543)      (35,120,876)
      Investment in Levy Transport, Ltd., net of cash received                         -           (4,725,502)             -
      Payments received on other receivables                                           -            1,025,614         1,196,594
      Repayment of loan to barge tank operation                                     209,240           262,930            93,263
      Proceeds from sales of property and equipment                               1,801,219         2,233,213         2,140,861
                                                                               -------------     ------------       ------------
                Net cash and cash equivalents used in investing activities      (30,088,841)      (21,780,288)      (31,690,158)
                                                                               -------------     ------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from sale of lease receivables                                     3,282,030         1,181,245              -
      Proceeds from issuance of long-term debt, less prepayments                 19,243,370        35,043,936         3,975,841
      Principal payments on long-term debt, less borrowings                      (5,549,645)      (30,722,218)       (2,713,897)
      Principal payments on obligations under capital leases                     (5,387,921)       (5,685,264)       (3,453,557)
      Issuance of common stock                                                        9,375            47,714           319,871
      Borrowings under capital lease                                                   -                 -              368,793
                                                                               -------------     ------------       ------------
                Net cash and cash equivalents provided by (used in)
                                financing activities                             11,597,209          (134,587)       (1,502,949)
                                                                               -------------     ------------       ------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                               (401,387)          389,120           639,101

TRANSLATION ADJUSTMENT                                                                 -              (16,377)           43,390

CASH AND CASH EQUIVALENTS, beginning of year                                        723,495           322,108           694,851
                                                                              -------------      ------------       ------------
CASH AND CASH EQUIVALENTS, end of year                                        $     322,108      $    694,851       $ 1,377,342
                                                                              =============      ============       ============

                           MTL INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (continued)


                                                                                      For the Years Ended December 31,
                                                                          -----------------------------------------------------
                                                                                1995                1996                 1997
                                                                          -------------        -------------       ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Cash paid during the year for-
           Interest                                                        $  3,305,606         $  3,912,421       $  4,042,866
           Income taxes                                                    $  3,309,830         $  2,308,061       $  3,248,839

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
      Note payable issued for purchase of Levy Transport, Ltd.             $       -            $    365,898      $        -
      Receivable from revenue equipment leased under a capital lease       $  6,482,752         $  1,806,921      $        -
      Revenue equipment acquired by capital lease                          $       -            $       -         $     368,793


 The accompanying notes are an integral part of these consolidated statements.

                           MTL INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1996 AND 1997

1.      BUSINESS ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

Nature of Operations

MTL Inc. and subsidiaries (the Company) is engaged primarily in truckload transportation of bulk liquids in North America. The Company conducts a large portion of its business through a network of affiliates and independent owner-operators. Affiliates are independent corporations, which enter into renewable one-year contracts with the Company. Affiliates are responsible for paying for their own equipment (including debt service), fuel and other operating costs. Independent owner-operators are independent contractors, which, through a contract with the Company, supply one or more tractors and drivers for the Company's use. Contracts with independent owner-operators may be terminated by either party on short notice. The Company also charges affiliates and third parties for the use of revenue equipment as necessary. In exchange for the services rendered, affiliates and independent owner-operators are generally paid 85 percent and 63 percent, respectively, of the revenues generated for each load hauled.

Purchase of Levy Transport, Ltd.

On June 11, 1996, the Company acquired all the outstanding stock of Levy Transport, Ltd. (Levy), a Quebec-based tank truck carrier servicing the chemical, petroleum and glass industries, from Les Placements Marlin, Ltd for $5,148,745. The purchase price was determined based upon the fair market value of the net assets acquired. The transaction was accounted for as a purchase effective May 1, 1996, the date when control of Levy was transferred to the Company. Goodwill in the amount of $1,616,000 was recorded as a result of the acquisition. The Company is amortizing the goodwill over 15 years on a straight-line basis.

Principles of Consolidation and Preparation

The consolidated financial statements include the accounts of MTL Inc. and its wholly-owned subsidiaries, Montgomery, Quality Carriers, Inc., Lakeshore Leasing, Inc., MTL de Mexico and, beginning May 1, 1996, Levy . All significant intercompany accounts and transactions have been eliminated in consolidation.

                           MTL INC. AND SUBSIDIARIES

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of tires, parts, materials and supplies for servicing the Company's revenue equipment.

Prepaid Tires

The cost of tires purchased with new equipment, as well as replacement tires, are accounted for as prepaid tires and amortized on a straight-line basis over their estimated useful lives, which approximate one year.

Property and Equipment

Property and equipment are stated at cost. Revenue equipment under capital leases is stated at the present value of the minimum lease payments at the inception of the lease. Depreciation, including amortization of revenue equipment under capital leases, is computed on a straight-line basis over the estimated useful lives of the assets or the lease terms, whichever is shorter. The estimated useful lives are 10-25 years for buildings and improvements, 5-15 years for revenue equipment, 7 years for terminal equipment, 3-5 years for furniture and fixtures, and 5-10 years for other equipment. Maintenance and repairs are charged to operating expense when incurred. Major improvements, which extend the lives of the assets, are capitalized. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gains or losses are reflected in operating expenses.

                           MTL INC. AND SUBSIDIARIES

Goodwill

Goodwill represents the excess of cost over the fair value of net assets acquired and is being amortized on a straight-line basis over its estimated useful life which ranges from 15 to 40 years. Accumulated amortization was $313,949 and $419,589 at December 31, 1996 and 1997, respectively. At each balance sheet date, the Company evaluates the realizability of goodwill based upon expectations of non-discounted cash flows and operating income. Based on the most recent analysis, the Company believes no material impairment exists at December 31, 1997.

Other Assets

Other assets consist primarily of an investment in a barge tank operation and deferred loan costs. The Company is a one-third partner in the barge tank operation, and one of the other partners is a shareholder of the Company. The partnership was organized to transport bulk liquids by barge tank from Florida to Puerto Rico. The Company's investment in the partnership is accounted for using the equity method. The Company's investment, including loans made (net of loan repayments) to the partnership, was $447,198 and $475,323 as of December 31, 1996 and 1997, respectively.

Deferred loan costs are being amortized over two to five years, the estimated lives of the related long-term debt.

Accrued Loss and Damage Claims

The Company retains liability up to $75,000 per health claim and is self-insured for cargo claims. For automotive liability, the Company has deductibles ranging from $150,000 to $500,000 per occurrence. Prior to September 1994, the Company retained liability for workers' compensation of up to $250,000 per occurrence. Subsequent to this date, all workers' compensation claims are fully insured. The Company has accrued for the estimated cost of open claims based upon losses and claims reported and an estimate of losses incurred but not reported.

                           MTL INC. AND SUBSIDIARIES

The Company transports chemicals and hazardous materials and operates tank wash facilities. As such, the Company's operations are subject to various environmental laws and regulations. The Company has been involved in various litigation and environmental matters arising from these operations. The Company is currently designated a potentially responsible party (PRP) at six Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) sites. The involved activities occurred in prior years and resulted primarily from the transportation of waste or the cleaning of tank trailers at third-party facilities. Although CERCLA liability is joint and several, in the opinion of management, the Company has reviewed the financial stability of the other PRPs and does not believe that its ultimate liability will be materially affected by any financial uncertainties with respect thereto. In addition, at five of the CERCLA sites, the Company is one of many (in most instances, one of several hundred) PRP's named. Accordingly, based on the Company's historical experience and available facts, in the opinion of management, a material liability with respect to remediation of disposal sites to which the Company may have delivered hazardous materials is not expected. Reserves have been recognized for probable losses which can be estimated. There have been no material changes in the recognized reserves, nor are material changes expected in the future, based on the Company's activities at each of the locations. It is the opinion of management that the ultimate disposition of these matters will not have a material effect on the Company's financial position or results of operations.

Fair Value of Financial Instruments

The book value of all financial instruments approximates their fair value. The fair value of the Company based on the above is not a market valuation of the Company as a whole.

Revenue Recognition

Transportation revenues and related costs are recognized on the date freight is delivered. Other operating revenues, consisting primarily of lease revenues from affiliates, independent owner-operators and third parties, are recognized as earned.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           MTL INC. AND SUBSIDIARIES

Foreign Currency Translation

The functional currency for Levy is Canadian dollars. The translation from Canadian dollars to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate in effect during the period. The gains or losses, net of income taxes, resulting from such translation are included in stockholders' equity. Gains or losses from foreign currency transactions are included in other income (expense).

New Accounting Standards

In June 1997, the Financial Accounting Standards Board (FASB) released Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) and No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131).

SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the stockholders' equity section of the consolidated balance sheets.

SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments.

SFAS 130 and SFAS 131 are effective for financial statements for periods beginning after December 15, 1997. The Company has not considered the effects of SFAS 130 and SFAS 131 on the consolidated financial statements.

Earning Per Share

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earning per Share" (SFAS 128). SFAS 128 establishes new standards for computing and presenting earnings per share (EPS). Specifically, SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement and requires a reconciliation of the basic EPS computation to the diluted EPS computation.

Basic EPS is calculated as net income divided by the weighted average number of shares of common stock outstanding.

Diluted EPS is calculated using the treasury stock method under which net income is divided by the weighted average number of common and common equivalent shares outstanding during the year. Common stock equivalents consist of options.

The reconciliation of basic EPS and diluted EPS is as follows:

                           MTL INC. AND SUBSIDIARIES

                                                                For the Years Ended December 31,
                                                           ----------------------------------------------
                                                               1995             1996             1997
Basic weighted average number of common shares
                                                             4,516,153       4,520,917         4,536,097
Diluted effect of options outstanding                           26,556          79,350           175,204
                                                            ----------       ---------         ---------
Diluted weighted average number of common and
   common equivalent shares                                  4,542,709       4,600,267         4,711,301


2.      ACCOUNTS RECEIVABLE:

Accounts receivable consisted of the following at December 31:

                                                                              1996               1997
                                                                          ------------      ------------
        Trade accounts receivable                                          $29,807,861       $35,538,018
        Affiliate and independent owner-operator receivables

                                                                             3,157,212         2,963,221
        Employee receivables                                                   102,317           127,454
        Other receivables                                                      825,586         1,523,185
                                                                           -----------       -----------
                          Total receivables                                 33,892,976        40,151,878
        Less- Allowance for doubtful accounts                               (1,397,265)       (1,979,921)
                                                                           -----------       -----------
                          Accounts receivable, net                         $32,495,711       $38,171,957
                                                                           ===========       ===========

The activity in the allowance for doubtful accounts for each of the three years in the period ended December 31, 1997, is as follows:

                                                                        1995        1996         1997
                                                                  -----------    -----------  ----------
        BALANCE, beginning of period                              $   923,055    $1,019,302   $1,397,265
             Additions charged to operating expenses

                                                                      431,769       474,736    1,146,193
             Write-off of bad debts                                  (335,522)      (96,773)    (563,537)
                                                                  -----------    -----------  ----------
        BALANCE, end of period                                     $1,019,302    $1,397,265   $1,979,921
                                                                  ===========    ==========   ==========


As of December 31, 1997, approximately 85 percent and 15 percent of trade accounts receivable were due from companies in the chemical and bulk food products industries, respectively. No single customer accounted for over 8 percent of the Company's operating revenues. Included in accounts and notes receivable are $58,807 and $39,680 of receivables as of December 31, 1996 and 1997, respectively, which are due from other companies owned by related parties.

                           MTL INC. AND SUBSIDIARIES

3.      OTHER RECEIVABLES:

Other receivables include the minimum lease payments due to the Company from third parties for revenue equipment leased under capital leases.

Future minimum lease payments are as follows:

             Year Ending                                                     Capital
             December 31,                                                    Leases
             -------------                                                ------------
               1998                                                         $1,419,453
               1999                                                          1,419,453
               2000                                                            741,134
                                                                          ------------
               Total minimum lease payments                                  3,580,040
               Less- Unearned financing income                                (429,775)
                                                                          ------------
               Present value of minimum capital lease payments               3,150,265
               Less- Current maturities of other receivables                (1,163,357)
                                                                         -------------
               Other receivables, less current maturities                   $1,986,908
                                                                         =============
4.      LONG-TERM DEBT:

Long-term debt consisted of the following at December 31:

                                                                                       1996                1997
                                                                                   -----------         -----------
        Private Placement of Notes Payable

        Unsecured private placement of notes payable with a fixed interest rate of 6.97%. Interest is payable semi-annually and seven equal principal payments are to be made annually beginning January 2000.
                                                                                   $25,000,000         $25,000,000


                           MTL INC. AND SUBSIDIARIES

                                                                                                     1996                 1997
                                                                                                 -----------           -----------
        Lines of Credit

        Unsecured notes payable under a $50,000,000 revolving line of credit with interest rates of LIBOR plus an incremental percentage based on the ratio of funded debt to earnings before interest, income taxes, depreciation and amortization (6.56% at December 31, 1997) and U.S.
             prime less .25% (8.25% at December 31, 1997).  Interest is payable at varying dates, and all outstanding principal is due May 31, 2000, subject to renewal.  Letters of credit of $325,224 were issued as of
             December 31, 1997, and reduce the borrowings available.  Additional advances of $33,694,106 were available and unused at December 31, 1997
                                                                                                  17,076,535           15,980,670

        Unsecured notes payable under a $16,428,971 revolving line of credit with interest rates based on the ratio of funded debt to earnings before interest, income taxes, depreciation and amortization (4.75%
             at December 31, 1997) and Canadian lender's prime (6% at December
             31, 1997). Interest is payable at varying dates, and all
             outstanding principal is due May 31, 2000, subject to renewal.
             Additional advances of $5,942,394 were available and unused at
             December 31, 1997
                                                                                                   6,795,292           10,486,577

        Notes Secured by Revenue Equipment

        6.5% to 11.65% fixed rate notes payable,
             due in varying monthly installments with maturity
             dates through 1999
                                                                                                   4,075,183            2,492,351


                           MTL INC. AND SUBSIDIARIES


                                                                                  1996                 1997
                                                                           --------------       --------------

        Other Notes

        5% unsecured note payable to employee, due in annual
           installments of $69,911 through 2001                                 364,830              279,642
                                                                           --------------       --------------
                                                                             53,311,840           54,239,240
         Less- Current maturities of long-term debt                          (1,611,249)          (1,805,775)
                                                                           --------------       --------------
         Long-term debt, less current maturities                             $51,700,591          $52,433,465
                                                                           ==============       ==============

Under the terms of the Company's debt agreements, the Company is required to maintain, among other restrictions, minimum net worth levels, debt to net worth ratios and debt service coverage ratios. In addition, the agreements contain restrictions on asset dispositions and the payment of dividends. At December 31, 1997, the Company was in compliance with the terms and covenants of its debt agreements.

Scheduled maturities of long-term debt for the next five years and thereafter are as follows:

             Year Ending
            December 31,                                Amount
           --------------                           --------------

               1998                                  $  1,805,775
               1999                                       812,300
               2000                                    30,122,683
               2001                                     3,641,340
               2002                                     3,571,429
               Thereafter                              14,285,713
                                                    --------------
                                                      $54,239,240
                                                    ==============

                           MTL INC. AND SUBSIDIARIES

5.      LEASE COMMITMENTS:

The Company leases revenue and other equipment under operating and capital leases.

Future minimum lease payments under non-cancelable operating leases and capital leases at December 31, 1997, are as follows:

             Year Ending                                            Capital          Operating
             December 31,                                           Leases            Leases
            -------------                                         ----------        -------------
                1998                                               $539,502          $1,394,394
                1999                                                157,456             185,142
                2000                                                233,422             123,935
                2001                                                   -                 49,560
                                                                                    -------------
                Total minimum lease payments                        930,380          $1,753,031
                                                                  ----------        =============
        Less- Amount representing interest
           (at rates ranging from 6.75% to 11.65%)                  (71,562)
                                                                  ----------
        Present value of minimum capital lease payments             858,818
        Less- Current maturities of obligations under capital
           leases                                                  (501,086)
                                                                  ----------
        Obligations under capital leases,
             less current maturities                               $357,732
                                                                  ==========

The capitalized cost of equipment under capital leases, which is included in revenue equipment in the accompanying consolidated balance sheets, was as follows at December 31:

                                                                    1996               1997
                                                                ------------       ------------

        Revenue equipment                                        $6,499,900          $1,673,599
        Less- Accumulated amortization                           (2,317,947)           (656,816)
                                                                ------------       -------------
                                                                 $4,181,953          $1,016,783
                                                                ============       =============

Rent expense under operating leases was $958,162, $2,209,532 and $2,821,179 for the years ended December 31, 1995, 1996 and 1997, respectively.

                           MTL INC. AND SUBSIDIARIES

6.      GUARANTOR OF CERTAIN LEASE OBLIGATIONS:

In 1995 and 1996, the Company entered into capital leases for revenue equipment with certain affiliates and owner-operators. The Company then sold to a third party the lease receivables for which it received $2,529,244 and $979,104 in 1995 and 1996, respectively. There were no additional sales during 1997. The Company is contingently liable as the guarantor for the remaining balance of the receivables sold of $2,769,801 at December 31, 1997. These leases are collateralized by the equipment related to these leases. Management estimated the fair value of this equipment to be $2,384,453 at December 31, 1997, which was based upon an average dealer-estimated repurchase price.

Also, in 1995 and 1996, the Company entered into capital leases for revenue equipment with other affiliates. The Company then sold to a third party the lease receivables for which it received $3,282,030 and $202,141 in 1995 and 1996, respectively. There were no additional sales during 1997. The Company is contingently liable as the guarantor for the remaining balance of the receivables sold of $2,321,552 at December 31, 1997. These leases are collateralized by the equipment related to these leases. Management estimated the fair value of this equipment to be $1,938,665 at December 31, 1997, which was based upon an average dealer-estimated repurchase price.

Reserves have been recognized by the Company for its estimated exposure under the above guarantees. There have been no material changes in the recognized reserves, nor are material changes expected in the future. It is possible that the estimates used in determining these reserves and the fair value may change. However, it is the opinion of management that the ultimate difference in the estimates will not have a material effect on the Company's financial position or results of operations.

7.      OTHER TRANSACTIONS WITH RELATED PARTIES:

Tank trailer manufacturing facilities are located on property leased to a stockholder by the Company. The property is under a lease for $5,000 per month expiring April 1, 1999. The Company purchased tank trailers for $11,675,000, $5,138,000 and $6,587,000 in 1995, 1996 and 1997, respectively, from the company and has commitments to purchase additional tank trailers costing approximately $2,467,000 at of December 31, 1997. Also, the related company provided repair, maintenance, design, engineering, transloading, intermodal and other services to the Company totaling $410,000, $572,000 and $347,000 during the years ended December 31, 1995, 1996 and 1997, respectively.

8.      INCOME TAXES:

The provision for income taxes consisted of the following for the years ended December 31:

                                                                                1995               1996                1997
                                                                            ---------------   ---------------     --------------
        Currently payable:
             Federal                                                           $1,800,607         $2,006,948         $2,945,692
             State                                                                718,075            773,975          1,062,227
                                                                                2,518,682          2,780,923          4,007,919
                                                                            ---------------   ---------------     --------------
        Deferred taxes:
             Federal                                                            2,018,798          2,911,903          2,447,101
             State                                                                870,650            410,776            941,203
                                                                            ---------------   ---------------     --------------
                                                                                2,889,448          3,322,679          3,388,304
                                                                            ---------------   ---------------     --------------
                          Provision for income taxes                           $5,408,130         $6,103,602         $7,396,223
                                                                            ===============   ===============     ==============

The net deferred tax liability, which includes no valuation allowances, consisted of the following at December 31:

                                                                                                 1996                  1997
                                                                                           ------------------  -----------------
        Deferred tax assets:
             Reserves for guarantee of lease obligations                                    $      291,631        $      245,646
             Capital leases treated as operating leases for tax purposes as lessee
                                                                                                   769,004               220,840
             Tax credit carryforwards                                                            1,273,755               113,149
             Self-insurance reserves                                                             3,144,885             3,865,424
             Allowance for doubtful accounts                                                       475,070               618,977
             Investment basis difference                                                           206,323               216,855
             Accrued vacation pay                                                                  144,220               162,395
             Other                                                                                 119,191               174,530
                                                                                           ------------------  -----------------
                                                                                                 6,424,079             5,617,816
                                                                                           ------------------  -----------------
        Deferred tax liabilities:
             Property and equipment basis difference                                           (21,819,799)          (23,798,672)
             State taxes                                                                        (3,756,268)           (4,562,246)
             Capital leases treated as operating leases for tax purposes as lessor
                                                                                                (1,493,368)           (1,132,308)
             Other                                                                                (284,783)             (443,033)
                                                                                           ------------------  -----------------
                                                                                               (27,354,218)          (29,936,259)
                                                                                           ------------------  -----------------
                          Net deferred tax liability                                          $(20,930,139)         $(24,318,443)
                                                                                           ==================  =================


                           MTL INC. AND SUBSIDIARIES

The Company's effective tax rates differ from the federal statutory rate of 34 percent. The reasons for those differences are as follows for the years ended December 31:

                                                                                  1995               1996               1997
                                                                             --------------       --------------     -------------
        Tax expense at the statutory rate                                       $4,491,328          $5,079,705         $6,079,059
        State income taxes, net of federal benefit                               1,048,559             781,936          1,322,264
        Other                                                                     (131,757)            241,961             (5,100)
                                                                             --------------       --------------     -------------
                          Provision for income taxes                            $5,408,130          $6,103,602         $7,396,223
                                                                             ==============       ==============     =============

At December 31, 1997, the Company had alternative minimum tax credit carryforwards of $113,149 (no expiration).

The Company has not provided a valuation allowance for deferred tax assets based upon the assumption that the Company will achieve sufficient taxable income from operations in the future.

9.      INCENTIVE STOCK OPTION PLAN:

In 1992, an incentive stock option plan (the Old Plan) was adopted which allowed for 100,000 options to be granted to eligible employees. During 1994, the Company's Board of Directors elected to adopt a new incentive stock option plan (the Plan). The Plan absorbed the options granted under the Old Plan, and an additional 200,000 options were approved for granting at an exercise price not to be less than the market price of the common stock at the date of grant. During 1996, an additional 400,000 shares were approved for granting under the Plan. Options are granted at the discretion of the Board of Directors and are exercisable for shares of unissued common stock or treasury stock. Options vest 20 percent each year, other than 11,490 options granted in 1994 and 100,000 options granted in 1996, which vested immediately. Substantially all employees, officers and directors are eligible for participation in the Plan.

                           MTL INC. AND SUBSIDIARIES

The Company uses Accounting Principles Board Opinion No. 25, "Accounting for Stock-Based Compensation," and the related interpretations to account for the Plan. No compensation cost has been recognized under the Plan as the option price has been greater than or equal to the market price of the common stock on the applicable measurement date for all options issued. The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), for disclosure purposes in 1996. For SFAS 123 purposes, the fair value of each option grant has been estimated as of the grant date using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 6.18 percent for options with an expected life of four years and 6.39 percent for options with an expected life of six years, expected option life of four or six years, expected dividend rate of 0 percent, and expected volatility of 30.05 percent. Using these assumptions, the fair value of stock options granted in 1995 and 1996 are $222,110 and $2,054,875, respectively, which would be amortized as compensation over the vesting period of the options. No options were granted during 1997.

Had compensation cost relating to the Plan been determined based upon the fair value at the grant date for awards under the Plan consistent with the method described in SFAS 123, the Company's net income and earnings per share would have been as follows for the years ended December 31,:

                                                                1995      1996       1997
                                                              -------   -------   ---------
        Net income:           As reported (in thousands)       $7,802    $8,837    $10,483
                              Pro forma (in thousands)          7,725     8,010     10,217

        Earnings per share:   As reported                       $1.72     $1.92      $2.23
                              Pro forma                          1.70      1.74       2.17


Because the method of accounting described in SFAS 123 has not been applied to options granted prior to January 1, 1995, the above may not be representative of that in future years.

                           MTL INC. AND SUBSIDIARIES

Combined stock option activity for the Plan for the years ended December 31, 1995, through December 31, 1997, is as follows:

                                                                                    Weighted
                                                     Number       Range of          Average
                                                       of          Option           Exercise      Shares        Expiration
                                                     Shares        Prices            Price        Vested          Date
                                                  ----------      ------------     ----------    ----------     ------------
        Options outstanding at
             December 31, 1994                    255,378          $6.25-15.00      $ 11.89          49,740        2002-2004
        1995 option activity:
             Vesting of prior-year options
                                                      -             6.25-15.00                       47,628        2002-2004
             Granted                               43,461          15.00-15.50        15.17               -             2005
             Exercised                             (1,500)                6.25         6.25          (1,500)            2002
             Canceled                             (19,916)          6.25-15.50        14.34          (1,894)       2002-2005
                                                  ----------                                     ----------
        Options outstanding at
           December 31, 1995                      277,423           6.25-15.50        12.26          93,974        2002-2005
        1996 option activity:
             Vesting of prior-year options
                                                      -             6.25-15.50                       59,073        2002-2005
             Granted                              320,014          15.00-18.25        17.68         100,000             2006
             Exercised                             (6,506)          6.25-15.00         7.33          (6,506)       2002-2004
             Canceled                             (13,869)          6.25-16.00        15.07          (1,791)       2002-2006
                                                  ----------                                     ----------
        Options outstanding at
             December 31, 1996                     577,062          6.25-18.25        15.24         244,750        2002-2006
        1997 option activity:
             Vesting of prior-year options
                                                      -             6.25-18.25                       82,576        2002-2006
             Exercised                             (26,085)         6.25-15.50        11.95         (26,085)       2002-2006
             Canceled                              (13,799)         6.25-15.50        14.60          (1,266)       2002-2006
                                                  ----------                                     ----------
        Options outstanding at
              December 31, 1997                    537,178          6.25-18.25        15.42         299,975        2002-2006
                                                  ==========                                     ==========

                           MTL INC. AND SUBSIDIARIES

The 537,178 options outstanding at December 31, 1997, are summarized as follows:

                                                                              Weighted                             Weighted
                                                                              Average                               Average
                                                        Weighted             Remaining                          Exercise Price
           Price Range           Number of              Average             Contractual          Shares            of Vested
          ------------            Shares             Exercise Price       Life (in years)        Vested             Shares
                              -------------         ---------------      ----------------       --------       ----------------

        $ 6.25                    72,250               $ 6.25                   4.48            72,250            $ 6.25
        15.00-18.25              464,928                16.61                   8.01           227,725             16.61

The Company expects that approximately 10 percent of the outstanding awards at December 31, 1997, will eventually be forfeited. At December 31, 1997, a total of 128,631 authorized shares remain available for granting.

10.     PROFIT SHARING PLAN:

The Company has a profit sharing plan for substantially all employees. Contributions are made at the discretion of the Board of Directors. A $300,000 contribution was made for 1995 and 1996. A $300,000 contribution was approved for 1997.

11.     GEOGRAPHIC SEGMENTS:

The Company's operations are located primarily in the United States and Canada. Inter-area sales are not significant to the total revenue of any geographic area. Information about the Company's operations in different geographic areas for the year ended December 31, 1997, is as follows:

                                       U.S.                Canada              Mexico            Eliminations        Consolidated
                                  --------------        --------------       -------------      ---------------     --------------
        Operating Revenues         $252,942,603           $33,818,166         $   356,065        $  (1,069,709)       $286,047,125
        Net operating income         19,977,129               913,745             202,020                    -          21,092,894
        Identifiable assets         178,347,163            26,340,103           4,574,919          (15,225,804)        194,036,381
        Depreciation and
            amortization             14,707,920             2,483,677             143,524                    -          17,335,121
        Capital expenditures         23,042,573             8,332,387           3,745,916                    -          35,120,876

                           MTL INC. AND SUBSIDIARIES

12.     SUBSEQUENT EVENTS:

On February 10, 1998, the Company entered into an agreement with Sombrero Acquisition Corporation (Sombrero), an affiliate of Apollo Management LP (Apollo), pursuant to which Sombrero will merge with the Company. According to the terms of the merger agreement, stockholders of the Company will receive $40 per share in cash. The total transaction value is approximately $250 million, including outstanding stock options, fees and approximately $54 million of net debt.

The transaction will be subject to the customary conditions, including the affirmative vote of the holders of a majority of the outstanding stock of the Company.

The Company will be funded by an equity investment of approximately $70 million from Apollo and members of the Company's existing management. Approximately $200 million of senior subordinated and bank debt will be used to finance the acquisition. Additionally, a $100 million revolving credit facility will be available to the Company for working capital and acquisition purposes.